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                                                                    Exhibit 99.2

                              Mercantile Bankshares
                           Third Quarter Earnings Call
                              Moderator: Ned Kelly
                                October 21, 2003
                                 10:00 a.m. EST

OPERATOR: Good morning ladies and gentlemen, and welcome to today's Mercantile Bankshares *Company: Mercantile Bankshares Corporation; Ticker MRBK; URL: www.mercantile.com** Earning conference call. At this time, all parties have been placed on 'listen only' mode, and the floor will be open for questions and comments following the presentation. To queue in for questions, you may do so by pressing 1 followed by 4 on your touch-tone phone. To remove yourself from the queue, you may do so by pressing the pound key. It is now my pleasure to turn the floor over to Dave Borowy, Director of Investor Relations for Mercantile. Sir, the floor is yours.

DAVE BOROWY, MERCANTILE BANKSHARES: Thank you Dina. Good morning everyone, and thank you for joining us today. I'd like to inform you that this call is being recorded and will be available for replay along with our earnings release at our company's Investor Relations' website. www.mercantile.com. With me on the call this morning are Ned Kelly, Chairman, President, and CEO of Mercantile Bankshares Corporation. Terry Troupe, our Treasurer and CFO, and Ellen Harvey, Senior Vice President and Portfolio Manager. Before I turn the call over to Mr. Kelly, I'd like to address some housekeeping matters. The press release announcing our earnings was distributed via PR Newswire at 7:02 a.m. Eastern Daylight Savings Time. I'd like to remind you that during the course of this conference call, we may make forward-looking statements, within the meaning of, and pursuant to, the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement may encompass any estimates, predictions, opinions, or statement of belief, and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential development, affecting market conditions, interest rates, and other economic conditions, and results may ultimately vary from the statements made during this call. In this call we will discuss some Non-GAAP measures in talking about our company's performance. And you can find the reconciliation of those measures to GAAP measures within our news release which is posted in the Investor Relations section of our website. And now, I present to you, Mr. Ned Kelly.

NED KELLY, MERCANTILE BANKSHARES: Thank you David. This morning I'd like to walk through the most important points, in my view, in the earnings release. I'm then going to ask Ellen Harvey to discuss our securities portfolio, for several minutes, just because there have been a number of questions that have arisen on an industry basis with respect to bank securities holdings, and I thought it might be helpful for us to walk through that. And then we would open it to questions. During my discussion, I also plan to talk a little bit about F&M because I know that's a source of interest to many of you. As you know, this quarters' release includes a fair amount of noise from F&M that's unavoidable in the context of the acquisition. We are going to do our best to be clear going forward, and have done our best to be clear, you know, in the context of this release. As you know, the headline was that we reported $0.63 which was a penny ahead of our pre-announcement of September 22/nd/. And that was due principally to a bonus reversal at the holding company. Everything else was, by and large, in line with the pre-release. As you know, the factors that drove the decline in earnings this quarter were our decision not to take any securities gains, severance expenses in Investment and Wealth Management, merger-related charges with respect to F&M, and margin compression. In order to achieve some clarity in this, cut through it, given some of the noise that we've got, we've actually reported an operating earnings number, as well, which you can see in the press release. That number is $0.67 for the third quarter. It was $0.70 for the third quarter last year, and $0.68 for the second quarter. That operating earnings number, as you know, backs out amortization of intangibles, securities gains, and merger related expenses. Embedded in that operating earnings number,

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however, is the severance charge. It is reconciled on page 12 of the release because that is a non-GAAP number, but as I said, given the amount of, or the number of unusual factors affecting earnings this quarter, and potentially going forward, we thought it would be helpful to include it. On a core growth basis, X F&M, and this may be frankly the last time I do it, because it's going to be extremely difficult to do going forward. Mercantile's assets were up 11.1 percent year over year. They were up 2.28 percent on a linked quarter basis. Loans were up 6.88 percent year over year. They were up 1.79 percent on a linked quarter basis. And deposits, which had grown 7.28 percent year over year, were by and large, flat second to third quarter. In that connection, I might note that our loan to deposit ratio at the end of the period was eighty eight percent, and as we discussed before, to some extent discussed in the pre-announcement, we are very liquid. We have lots of liquidity. The fact is that loan demand has not been as strong as I would like, although there has been growth, and we have not been aggressive in soliciting deposits, which explains the decline in the growth there, although, as you know, for the last several quarters, deposit growth has been beyond everyone's wildest dreams.

On the margin compression, we detailed the factors that drove the margin compression this quarter, in connection with the pre-announcement. Frankly, based on some of the other releases that I've read recently, it doesn't seem to be out of line with banks, that we think of as being similarly situated. The principle driver of it has been the fact that our low-cost liabilities are less valuable in this environment. The fact that we have as many demand deposits as we do, and as much capital as we do, which serves us well in most contexts, is obviously not as big a benefit in an environment that involves historically low rates. Spreads have actually held up reasonably well, which I think, is a testament to the strength of our client base and the efforts of our bankers.

The interesting thing is, that the volatility in interest rates during the third quarter, and to some extent which, as you all know, has continued, drove re-financing not so much in the commercial portfolio in the third quarter, as in the consumer and the residential real estate portfolios, which is not surprising, and that obviously contributed to the compression. Based on current market conditions, and obviously I am no sooth-sayer in this respect, we would expect the net interest margin to begin to stabilize during the fourth quarter. On the credit quality front, there was some marginal deterioration. NPA's were up, rough numbers, $13.5 million. $3.5 million of that is from F&M. So on a Mercantile only basis, again, on a core basis, they were up about $10 million. There was one loan, which basically accounted for that, although I will say that there were some smaller loans that moved in and out. But one loan effectively accounted for the increase, which was the loan to the air pollution control systems company, which had been in monitored-status in second quarter, and which we had disclosed, but moved to non-performing in the third. Monitored loans were down $4 million. That was, in large part, because of the movement of that air pollution control company loan to non-performing status. That migration was offset by some additions, the principal one being a loan to a nursing home by one of our affiliates, in the amount of about $6.5 million. Our charge-offs were consistent with our low historic levels. I believe they were twelve basis points for the third quarter. The allowance is 1.73, that is lower than we reported historically. Not surprisingly that's attributable to the inclusion of F&M, which had a lower allowance and, as you know, lower levels of non-performing loans. It's down from close to 1.90 historically. It is now 1.73, as I said, with the consolidation of F&M. The coverage of NPA's is still at more than 3 times.

Thirty to eighty nine days, which is a number that we've focused on in the past, was up twelve million, on a linked quarter basis, just so everyone understands, nine million of that was from F&M. So, by and large, the number, with respect to Mercantile, was stable. As you know from the release, non-interest income was up strongly. Investment Wealth Management was up 20 percent year over year, up 2 percent on a linked quarter basis. Non-interest expenses were also up. As you know, that was due largely to F&M, which we are now including, and to the IWM and severance. If you back out both the impact of F&M and the IWM and severance salaries and benefits in particular, were very much controlled on a linked quarter basis.

A few minutes on F&M. We believe that it's going very well. We plan to integrate the acquisition operationally this coming weekend. We have run a few tests in connection with the operational integration. They've gone well. Absent, an Act of God, we expect no surprises in the coming weekend and should be fully operationally integrated next week.

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We expect merger-related charges of roughly $0.03 to $0.05 in the fourth quarter. At that stage they should be over as a material matter. It may be that there are dribs and drabs in the first quarter of 2004, but I think the merger related expenses should be behind us in the fourth quarter. We expect to begin to realize cost saves in the fourth quarter and really predominantly into early next year. But we are very much on track for reaching a cost saves target, And in my own mind, at least, we are actually ahead of schedule in terms of how well the integration has gone. As you know from the release, and as we said in the pre-release as well, on a shares basis, that is in terms of the shares that we issue to do the transaction, F&M is already non-dilutive. There is one cent of dilution associated with the debt that we issued to finance the cash portion of the acquisition. I think, given F&M's strength and F&M's earnings, which have not only been stronger than we predicted when we did the deal earlier this year, but also were, from our standpoint, very strong during the third quarter. It's remarkable that, in the absence of any cost savings, that there's only $0.01 diluted, and that's attributable to the debt. If, in fact, we can realize the cost saves, I don't think it takes much effort to do the math and conclude that, all things being equal, we should be more than able to offset the dilution associated with that debt as we go forward. With that said, I think there are very few surprises if you will, in this release, given the pre-announcement since there is a very close relationship between the two. I will stop, turn it over to Ellen, who will spend some time going through the securities portfolio, and then after that we'd be happy to open it to questions. Ellen?

ELLEN HARVEY, MERCANTILE BANKSHARES: Thank you Ned. In the fall of 2002 we initiated a review of the bank portfolio with the idea of looking at ways to enhance the return on it. As most everyone knows, we were in a low rate, low loan demand environment, and our holdings of mortgage-backed securities, at that point in time, were minimal versus peers who had as high as sixty five percent in mortgage-backed securities. We were looking for a way to increase the yield on the portfolio without increasing the interest rate risk. As you know, the investment portfolio serves as a source of liquidity first, and then as a provider of incremental income. We have set a target with that in mind, of forty percent in treasuries, twenty percent in agencies, and forty percent in mortgage-backed securities. Treasuries would be, are the first liquidity piece. That is, they are the most liquid. Agencies, higher yielding, but settlement a couple of, taking a couple days more, and then mortgages. With this in mind we set about implementing this target throughout our affiliate portfolio, but allowing the affiliates to modify this range slightly, for their own need. Currently, the investment portfolio, with F&M, is made up of approximately twenty- nine percent in treasuries, twenty- two percent in agencies, forty- four percent in mortgages, four percent in municipals, and one percent in other. The mortgages are made up as follows: Six percent in pass-throughs, nineteen percent in adjustable rate mortgages, and nineteen percent in collateralized mortgage obligations. This represents a change going back to the end of 2002, where mortgages were less than fifteen percent of the portfolio, and treasuries were forty-five percent of the portfolio. We have attempted to make this change on a fairly even basis, such that, if you look at a picture of the history of the portfolio composition, you can see treasuries coming down incrementally, quarter by quarter, from the high of forty-five percent to twenty-nine percent. Now, mortgages increasing over that time period, and agencies remaining about the same. We've implemented guidelines for purchases of mortgage-backed securities in order to make sure that we protect the portfolio. In general we're looking to buy securities that trade around par, that have a shorter duration, that have shorter types of collateral, that is, fifteen year pass-throughs as opposed to thirty years, that are agencies, in nature, and that have limited extension risks, which we are trying to control again, through the types of collateral and through the structure of the individual security. Importantly, we are not using leverage, in holding these securities. We did have leverage in the first quarter when we pre-purchased mortgages against upcoming maturities, since then, however, that is not the case. With respect to the interest rate risk of the portfolio, we prefer to use duration as a better measure of interest rate risk than average life. And what we have done is to look at the current duration of the portfolio as well as what it should look like in a changing interest rate environment. Currently, the duration of the portfolio is about 2.3 years. If interest rates decline fifty basis points from here, the duration of the portfolio should go to 1.9 years. If interest rates move up a hundred basis points, the duration should increase to 2.8 years, up two hundred basis points to 3.1 years. So, if we have a two hundred basis point increase in interest rates, the durations of the portfolio should extend only eight-tenths of the year. At the moment, the average life of the portfolio is
2.7 years. We have done some analysis to see what the addition of mortgage-backed securities has done to the portfolio, and it has generated incremental returns, overall, for the year to date. I repeat again, that there is no leverage in using these

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mortgage-backed securities, or holding these mortgage-backed securities, and currently we are adding mortgage-backed securities only as mortgage maturities and pay-downs occur. Those are my comments.

NED KELLY: Thanks Ellen. The only thing that I would add to that, and, frankly, just highlighting points that Ellen made, are that the securities portfolio for us is twenty-five percent of interest-earning assets, which I think is relatively conservative, with respect to peers. As Ellen mentioned, we have forty-four percent of our portfolio in mortgages, which is also relatively conservative with respect to peers. Just to stress again what Ellen has said, we have no, repeat, no leverage, even with respect to the portfolio, there was a brief period at the beginning of the year when we made some pre-purchases. That leverage has since expired. We have, in fact, bought the mortgages by substituting them for securities that were previously held in the portfolio. My own view, for what it's worth, and we've done this analysis, is that we are better off today, having done what we did, than we would have been had we continued to follow the policy of the past, which was basically, the laddered treasury.

The other thing that I would mention is, and I think it's in the release, is that the gain in the portfolio was $45 million at the end of the second quarter, it was $32 million at the end of the third. As we mentioned in the pre-release, we did have, as everyone else did, mortgage pre-payments during the course of the third quarter. We believe we have continued to be short, conservative, very attentive to the interest rate risk, and I think, as with most other things at Mercantile, we are very conservatively positioned. I would be happy to answer any questions at this point.

OPERATOR: Thank you. The floor is now open for questions. If you have a question or comment, please press the numbers 1 followed by 4 on your touch-tone telephones. If throughout this Q&A session, your question has been answered, you may remove yourself from the queue by pressing the pound key. Please hold as we poll for questions.

And our first question is coming from Ros Looby, of CSFB *Company: Credit Suisse Group; Ticker: CSR; URL: http://www.csfb.com**.

NED KELLY: Hi Ros.

ROS LOOBY: Good Morning, hi. First I'd like to thank you for providing more details on the securities portfolio, it's extremely helpful.

NED KELLY: I'm happy to do it Ros.

ROS LOOBY: I wanted to follow up on your overall interest rate positioning, after the end of the quarter and with the close of F&M.

NED KELLY: I think our overall interest rates positioning Ros, as you know the good news and the bad news is, that we continue to be very long liabilities. That obviously positions us well for a rising rate environment. It will continue, frankly, to make life more difficult than I would like it to be. You know, if current interest rate conditions persist. As you know, there have been some signs of the long end moving. Very little sign of the short end moving. It's not clear to me, given the political and economic environment when there might be a movement in the short end. So we are braced, if you will, for a continuation of the current environment. We do believe that if that continues, the net interest margin should begin to stabilize at this level. Having said that, if rates rise, we are all going to be extremely pleased.

ROS LOOBY: That helps. One more question on the margin, and then I have one on the F&M. The last quarter you mentioned what the contribution was from the fund to funds to the net interest margin. I think it was $1.7 million. What was it this quarter?

TERRY TROUPE: This is Terry Troupe. Slightly under a million dollars around that number.

NED KELLY: It was smaller, Ros.

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ROS LOOBY: OK, thanks. Regarding F&M, you mentioned that earnings have been coming in above your expectations there. What drove that the most in quarter.

NED KELLY: Ros, the interesting thing is that F&M provides us with a, in some respects, a little bit of a hedge going forward, and one indication of that is they have a mortgage banking business, and more of one than we ever had. And that clearly helps them during the course of the third quarter. Having said that, as you know from my previous comments, we see enormous opportunity given the complementarity of the two franchises. I think, in general, they have done better on the retail and the consumer fronts than we have. I think we have done better on the commercial front than they have. I think early signs are, as we have integrated this thing, and as you know, done our level best to make sure that we maintain the local touch with customers by dividing it up on a geographically approximate basis, that we should be able to realize those inherent synergies. As you know, X The Synergies as I said if you just look at it on a shares basis, and in connection with the debt we issued. We're already, in my view, doing very very, well with it, and the fact is, that if we can realize the cost saves, even if we don't do another thing on the synergy front, we'll be very well served.

ROS LOOBY: OK, great.  Thanks very much guys.

NED KELLY; Thanks, Ros.

OPERATOR: Thank you, and our next question is coming from Gerard Cassidy with RBC Capital Markets *Company: RBC Capital Markets; Ticker: RYT.M; URL: http://www.rbccm.com**.

NED KELLY: Gerard, how are you?

GERARD CASSIDY: I'm good, how are you?

NED KELLY: Fine, thanks.

GERARD CASSIDY: I may have missed, you may have touched on this, but I apologize if you did. On the duration numbers that you gave us, in terms of rates going higher or lower, and how the portfolio will extend out or shorten up, what interest rate are you guys referring to when you talk about rates going up or down fifty or a hundred basis points. Is it short term rates, or...

ELLEN HARVEY: We've been using a parallel shift in the curve, but, for purposes of portfolio, the five year treasury is really the key rate.

GERARD CASSIDY: Great. Also, can you refresh our memory Ned, on cost savings-how much you think you'll get in total, and then how much maybe in the fourth quarter and in the rest in '04.

NED KELLY: $26.5 million was the original number, Gerard, and with respect to the timing of it, that's a little bit difficult to predict. We will clearly realize some of it in the fourth quarter as we begin to roll -off personnel, for lack of a more delicate term. And, we will probably realize, begin to realize the bulk of them in the first quarter of next year, and then, I would have thought, frankly, based on everything I understand today, that by the second quarter we should be pretty much there.

GERARD CASSIDY: OK. Then, finally, going back to the investment portfolio, the targets that you guys established, now that it seems to be out of kilter with your original target. Do you expect to go back to that target level and if you do, when do you think you'll get there?

NED KELLY: Yeah, Gerard, you know what? Distorted is, distorted is too strong a word, but what changed the balance was the inclusion of F&M. And excluding that we'd been pretty religious about, in fact, following the allocations. We are going to go back to the balance that we had in mind. The one confounding factor in that is the Municipals, and we're taking a hard look at those. We didn't hold any. They held a relatively substantial amount. As you know, that's 4 percent, I think currently, in the portfolio.

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But we are going to try to re-achieve the balance that we'd all agreed upon, a prudential matter. And my guess is that we'll be able to do that relatively shortly.

GERARD CASSIDY: Great. Thank you very much.

OPERATOR: Thank you, and our next question is coming from Robert Lacoursiere of Lehmann Brothers *Company: Lehman Brothers; Ticker; LEH; URL:
http://www.lehman.com/**.


NED KELLY: Robert, how are you?

ROBERT LACOURSIERE: Yeah, good, thank you. I wonder if you could just, and I apologize if I wasn't paying attention on this, but, on the asset quality on the inflow of non-performing assets, how much of it was directly the result of F&M?

TERRY TROUPE: Three and a half, Robert.

ROBERT LACOURSIERE: $3.5 million?

TERRY TROUPE: Yeah.

ROBERT LACOURSIERE: And then, if you could comment on the, is there still aircraft leasing in the monitored?

NED KELLY: Yes, there is. And that has been there, now, somebody will quickly correct me if I'm wrong, I think for 3 quarters. My view, for what it's worth:
It'll stay. And it's been performing, It's fine, but I'm going to keep it there for obvious reasons. It's rough numbers, as I recall, $18 million of the thirty that's currently there.

ROBERT LACOURSIERE: OK, do you have any, I mean, has your view changed on, you know, expected loss rates on any of these things that have gone into monitored status, or ultimately gone into NPA's?.

NED KELLY: No.

ROBERT LACOURSIERE: Alright. If I could just indulge on a completely unrelated matter. It's on the other income line, which you guys explained. Apart from the bit that comes from insurance and F&M and other income. There was still a pretty good rise. Could you give us some color on that, and the sustainability of it?

NED KELLY: I hope it's going to be sustainable. As you know, the bulk of it, essentially, comes from investment wealth management, and that becomes even more stark when you back out the securities gain. I think we are doing better there for a couple of different reasons. I think we've got increased focus. We've obviously been helped by the market, and the acquisitions that we did are performing pretty well. So, I hope it is going to be sustainable. We obviously have got some more diversification as a result of F&M, you know, in terms of the insurance business, which actually had made a contribution during the course of the quarter. But, as you know, that has been a focus of mine and will continue to be a focus. To, in fact, sustain that contribution, from non-interest income.

ROBERT LACOURSIERE: Thank you.

NED KELLY: Sure.

OPERATOR: Thank you, and our next question is coming from Todd Hagerman of Fox-Pinkleton. *Company: Fox-Pitt, Kelton; URL: http://www.foxpitt.com/**.

NED KELLY: Todd, I know it's Fox-Pitt Kelton.

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TODD HAGERMANN: Good morning everyone. Thank you. Ned, a question for you, if I could, on the staff and incentive compensation expense. 1) Could you just detail, I think you mentioned the bonus accrual reversal in the quarter, the amount there. 2) Is there going to be any residual effect in terms of the severance related to the wealth management. And then 3) If you could just kind of update us in terms of how you're thinking about the incentive comp, particularly with the stock options, and it's been a factor in the last couple of quarters in just trying, how we should think about it, come on a go-foward basis as you start to recognize the cost saves in the incentive comp line.

NED KELLY: Yeah, Todd, I think, let me take that in pieces I think. 1) is, you know, our compensation system, by and large, with a very few exceptions, is based on growth and earnings per share. That has been true historically and has continued to be true. When I arrived, I drove that compensation down more deeply into the organization. Changed certain facets of it, but the organizing principle continues to be growth and earnings per share. Especially when you think about earnings this year in connection with the merger related charges, and some of the other things we've had happen. It was clear there were simply not going to be bonuses payable at the holding company. Terry will correct me if I'm wrong, but I think the the reversal of those bonuses added a penny for purposes of the quarter. Roughly $1million here today, Terry, if I'm not mistaken. And that was a decision we made in the face of the facts. With respect to investment and wealth management. I can't tell you that there won't be any more severance charges, because there may be. What I think I can tell you is, that there are unlikely to be any more material severance charges. We have a team in place. My expectation is that it will stay in place. We may make changes at the margin that involve relatively immaterial severance charges, but I certainly don't expect any major ones going forward. And I think, with respect to the stock, as you know, the volatility that's been generated has been by this directors deferred program, by and large. I mean, that's been the biggest number. My recollection is with $1,700,000 in the second quarter, and I think it's $550,000 in the third quarter. That's something because of the structure of it that we're not really very able to control. Terry and I have looked at various points as to how we might insulate the P&L from that kind of volatility. You know, given the nature of it. We're still working on that. Until we figure out how to do it, unfortunately, it's still going to generate that volatility. With respect to the mix, as you know, of equity and stock options, Mercantile has expensed stock options since 1994. We continue to do so, I have made it one of my interests to try and get as much equity into people's hands in the form of compensation as I can. And one of the other changes I made in the compensation plan was that, beyond certain levels, people began to receive stock rather than cash. I think that's a good thing. If I had to bet, going forward based on conversations with the compensation committee in what I see elsewhere, there will be more emphasis on restricted stock and options than there has been in the past, but, as you know, we've not been profligate with it either.

TODD HAGERMANN: OK, that's very helpful. I appreciate that. If I could, is there anything, you know, kind of that, just assuming the stock price remains relatively stable is there any more overhang that we should be aware of kind of near term, as relates to any kind of lumpy expense, you know, within the next quarter or two?

NED KELLY: No, not that I'm aware of. I mean, the directors deferred, unfortunately as I said, bounces around with our stock price and it bounces around. Based, somewhere the stock price was at a given point, if you see what I'm saying. So that is what it is. With respect to anything else, no, I don't, I'm not aware of anything else unusual in that respect, or that would otherwise be lumpy. You know the lumpiness this quarter, frankly, and that (inaudible) was generated by severance in Investment Wealth Management, which, to be blunt about it, did not work out. It was my mistake.

TODD HAGERMANN: OK, thanks very much.

OPERATOR: Thank you. and our next question is coming from Christopher Marinac, with FIG Partners. *Company: Fig Partners; URL: http://www.figpartners.com**.

NED KELLY: Hey, Chris.

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CHRIS MARINAC: Hey Ned, how are you?

NED KELLY: Fine Thanks.

CHRIS MARINAC: Question on the reserve policy going forward as it pertains to provision expense and as the portfolio of loans grows and hopefully, stronger economic environment, you know, in the future, will you just simply cover provision with charge-offs or will you attempt to grow the reserve?

NED KELLY: Chris, as you know, with some exceptions that I can think of over the last few quarters, that you're always quick to point out, I think we have covered charge-offs with provisions, and in fact, exceeded those charge-offs. There have been exceptions to that in the past, in special circumstances. But, as you know, I think we had two million rough charge-offs, and we made a $3 million provision, which is, by and large, in line with what we've done. The provision each quarter has sort of been at the $3 million, $3.2 million kind of level. We had a debate actually. You know, internally Terry and I talked about this because, in fact, we kept the provision constant. When we took on F&M, we added three million. Again, it was in excess of charge-offs, but because of the nature of F&M's balance sheet, and our decision to do that, you know the coverage rate, or the allowance was down to 1.73. Coverage ratio still remains in excess of three. We have also talked, in the past, as you know, both on these calls and otherwise, you know, in conversations that I've had in larger groups, that there is some pressure from the regulators and from the accountants, with respect to the level of the allowance, generally. My druthers would be for more rather than less. I think, based on our historical experience, especially when you look at the level of our charge-offs, notwithstanding what the level of our non-performers might be at any given point. Maintaining the reserve levels at two, which is where we were when I arrived, it's extraordinarily difficult. I think, given the nature of our portfolio, I'm certainly going to do my level best to keep our. Hello?... to keep our reserve, Chris, you still there?

CHRIS MARINAC: Yes, I'm still here.

NED KELLY: Yeah, to keep our reserve levels at as robust a level as possible.

CHRIS MARINAC: Gotcha, OK, that's fair. Ned, from a separate question, what are the trends that you and the team are seeing on pricing, particularly on commercial loans, is the pricing any better or worse in your footprint?

NED KELLY: I think pricing is pretty much the same, Chris. I don't think it's any better or worse. I think the fact is that it's become more or less binary. Right? I don't think incremental declines in rates have frankly made much difference to people's decision whether to borrow or not. I think that decision revolves around factors currently that are unrelated to rates, and depend heavily on their perception of the future, of their own future prospects. The barrier that we've got, and I think a lot of other banks face, and I've seen this in the reports of some of the others, is that people are still somewhat uncertain about the future, and levels of capital investment, levels of investment for the future aren't as high as any of us would like. I don't think rate is going to drive that. I think if the last two years have demonstrated anything, it is that that decision is relatively insensitive to rate. It depends on other factors that we don't see. Pricing is not what is driving this environment.

CHRIS MARINAC: And the last question, Ned, on the asset and investment wealth management side, what would be the organic growth to X Market impact this quarter?

NED KELLY: I don't have that number off the top of my head, Chris, and it may be that Terry and Dave can get it for you. But, if you check back with us we can let you know. I think, given the gyrations in the market, you know, my own sense that of there were some addition from F&M obviously, because they did have a small business. Having said that, I think the bulk of it based or reports that I've seen in terms of the net inflows, is that I suspect that most of it was organic. And remember, as well, that we are not as heavily equity dependent as some others. Right? I mean we have a small proportion of our assets in equities, so we're going to be less sensitive at the end of the day, to movement in the equity market.

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

CHRIS MARINAC: Right, that's helpful. Thanks Ned.

NED KELLY: Sure.

OPERATOR: Thank you, and our next question is coming from Kc Ambrecht with Millennium Partners.

Kc AMBRECHT: Hi, thanks very much for taking the question Ned.

NED KELLY: Kc how are you?

Kc AMBRECHT: Good. Not to beat a dead horse, but I was wondering if we could kind of go back to the earnings release on September 22/nd/ when the company pre-announced? And the company basically states that they suspect the second quarter was closer to $0.67 than what was reported, $0.72 in the second quarter.

NED KELLY: Well, as you know, what we did there Kc, it was not, it was no magic, it was entirely formulaic all we did was to back out the securities gains and add the merger related expense.

Kc AMBRECHT: OK, you know, that being said, I went back to the second quarter and I actually pulled the transcript, and actually you're quoted saying that `securities gains basically offset these one-time items during the course of a quarter, meaning that $0.72 is actually a good core-clean number." And I'm trying to true it up why it's clean in the second quarter, and then fast forward to September 22/nd/ and it wasn't clean.

NED KELLY: Well, let me tell you what we did, and I thought through that pretty carefully, and I think that's not an unfair point. There were certain factors in the second quarter, and I don't have them in front of me, that were also unusual, that were different from the prior year and from the prior quarter. My recollection is that there were directors deferred comp, which is at $1.7 million. There was an intangible amortization from Boyd Waterson which contributed to it. There was some merger related expense, which was about a penny in the second quarter as I recall. And there's one other factor that I may be missing.

TERRY TROUPE:  Some of the pre-payments had drops in the margins.

NED KELLY: Right, and there was, yeah, although those were the three principle factors as I recall. Now, what happened. Oh, I'm sorry. The debt. It was the issuance of the debt, because the debt had an impact as well, of a penny or two. Right? As you compare quarters, which is what I was trying to do. In other words, second versus the third. The fact is, that those factors that I identified in the second quarter persisted in the third. Right? So they're inherent in the third quarter numbers, so there was no reason to back them out, if you see what I'm saying? In other words, there was no lack of comparability. So what I did for purposes of the second or the pre-release, was to identify those items with respect to which there was no comparability.

Kc AMBRECHT: I mean, I have one comment, and if you could kind of address it, that'd be great, but you know, it's sort of a (inaudible) bank has been known as a very kind of plain, conservative , vanilla asset base. Asset sensitive based bank. And, you know, there's a lot of noise in this company right now, for the last 6 quarters, even if you back out at F&M with all that's going on with the balance sheet. And it seems like the company's actually diluting the asset sensitivity of the balance sheet.

NED KELLY: Why would you conclude that? Just as a matter of curiosity? I mean, part of the reason there's been noise in the numbers the last six quarters has been precisely because we are asset sensitive. And one of the reasons we walked through the securities portfolio in the way we did, and highlighted the fact that it represents such a small portion of earning assets, is for precisely that reason. I mean, I understand what you're saying. I've heard it, but, to be blunt, it mystifies me.

Kc AMBRECHT: OK, it's just a comment. I mean that's how I perceive it.

NED KELLY: And obviously, I always appreciate your candor, but I'm being equally candid in response, I mean I don't quite understand it.

Kc AMBRECHT: Well, the company continues to re-mix the balance sheet, take securities gains, and you know..

NED KELLY: Well, whoa Kc, hold on. The securities gains we took in the second quarter, as you know, were predominantly equities. The securities gains that we've taken historically, with respect to the bond portfolio, my recollection, has generally been pretty small and have been a function of managing that portfolio.

Kc AMBRECHT: Right

NED KELLY: Five of the six cents of the second quarter was equity. Remixing the balance sheet, as you know, we did with an eye obviously to generating, to maintaining interest rate risk, maintaining short duration, maintaining credit quality, for trying to generate incremental earnings, because if we had done nothing, in other words, if we simply continued to roll treasuries, it would have been very adverse, you know, in the current environment.

Kc AMBRECHT: Exactly, but now we're coming out of the current environment, and people have been waiting for this rebound, to snap back, and earnings, and it's going to be diluted with the securities the company's been buying the last few quarters.

NED KELLY: Well, I don't know why, again, given Ellen's review of the profile of the securities portfolio. As you know, we are much lower levels of mortgages than anybody else, we are still very short. And the other thing I would point out, to be honest, is that I thought, when I arrived two and a half years ago, not quite that long, but I thought a year and a half ago, I thought rates were going to rise. I think a lot of people thought rates were going to rise. We've been predicting a rise in rates for some time. It's yet to materialize, and frankly, in my own mind, I don't know when it's going to happen, but what I can tell you is, that when it does, we have diluted, in my view, in a very, very small way, consistent with trying to manage the company prudentially. Whatever asset sensitivity we had we have in the currently out of the money option, with respect to rising rates.

Kc AMBRECHT: OK, thanks very much for answering the question.

NED KELLY: Sure.

OPERATOR: Thank you. Our next question is coming from Gary Townsend with Friedman.

NED KELLY: Hey Gary.

GARY TOWNSEND: Good Morning. How is everyone?

NED KELLY: Fine thanks.

GARY TOWNSEND: You predict something long enough it'll happen, I think.

NED KELLY: Well, the one thing you can't do is change your mind.

GARY TOWNSEND: Precisely. Just a couple housekeeping things. What are the opportunities to further lower funding costs. You did a good job in the third quarter, but can you do more?

NED KELLY: Minimal I'm afraid Gar.

GARY TOWNSEND: O.K

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

NED KELLY: I think they are minimal. We've done what we can as you know, we've been trying to manage things as effectively as we can, but I think it's going to be hard.

TERRY TROUPE: And one of the challenges we face back to the prior question, the long term debt, for example, we have not swapped that floating for the last $200 million of that. That would help us right now in the short run, from the standpoint of our interest costs on the liability side. We have not elected to do that in order to maintain the structure of the balance sheet and our asset sensitivity.

GARY TOWNSEND: Thanks, Terry. Any stock or repurchases in the quarter?

NED KELLY: No. Essentially, yeah because we were under wraps, given the tendency of the of the F&M acquisition.

GARY TOWNSEND: And, the view for stock or purchases going forward?

NED KELLY: The fact is, we, as you know, part of what we discussed last time was that we had generated a fair amount of liquidity at the holding company by virtue of the debt issue and the recapalitization of the affiliates, so we're certainly positioned to do it if it makes sense.

GARY TOWNSEND: OK, that's wonderfully obscure.

NED KELLY: Do you think I could be FED chairman sometime?

GARY TOWNSEND: I think there's another career for you. And then, finally, I'm computing about thirty nine million, four hundred thousand shares for average diluted share count in fourth quarter, does that seem reasonable?

NED KELLY: Seventy nine.

GARY TOWNSEND: Seventy-nine? I think you said thirty nine. It's seventy nine.

TERRY TROUPE: Roughly eighty million.

GARY TOWNSEND: Seventy nine, four, is what I was trying to say if I mis-spoke. Thank you.

NED KELLY: Sure. Thank you.

OPERATOR: Thank you. Our next question is coming from Jennifer Demba with Suntrust.

NED KELLY: Hi Jennifer

JENNIFER DEMBA: Hi, how you doing?

NED KELLY: Fine thanks.

JENNIFER DEMBA: I was just wondering if you could give us some background on yesterday's announcement on Alex Mason?

NED KELLY: Sure. Alex, as you could tell from the release had been a Vice-Chairman at Deutsche Bank. *Company: Deutsche Bank AG; Ticker: DB; URL: http://www.db.com/** He actually started his career at Bankers Trust thirty years ago. I've known him for more than thirty years. He started life as a commercial banker at Bankers Trust his entire career and it's successor firms. He moved to Baltimore when they bought Alex Brown, helped Bankers Trust integrate it, stayed on in Baltimore after the Deutche Bank transaction. Alex, as young as he is, he's 52, was in fact in position to retire from Deutche Bank, because he had been at Bankers' Trust for 30 years, and concluded for personal reasons that he'd like to stay in Baltimore.

*   Less than
**  Greater than

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We've known each other for a long time. The fact is that he has an extraordinary breadth and depth of experience which I think would be helpful to us. And I and the board believe, for what it's worth, that as we have gotten larger, and as the world has gotten more complex, especially in the risk management front with respect to regulatory and legal risk, that it was important to buttress the senior management team. Alex, when he gets here, is going to focus on risk management issues, new business development, HR, strategic planning. He's going to be a partner to all of us with respect to running the bank. It is also going to be part and parcel, frankly, of an announcement that I plan to make in the next couple of days about a formal holding company management team. It will involve members that you all know, in other words, no new additions. It will be composed of people from the inside, as it were. But I think it's important especially given the growth of our affiliates, and how important they've become. And the fact that we've become a large organization to begin to focus on some of the underlying risk issues for the firm as a whole. Just in terms of regulatory and compliance risk, interest rate risk, which Ellen was talking about, and to try to address this in a coherent basis, and Alex will be part and parcel of that.

JENNIFER DEMBA: Right.  Thank you very much.

OPERATOR: Thank you. Our next question is coming from Bob Hughes: with KBW *Company: Keefe, Bruyette & Woods, Inc. URL http://www.kbw.com**

NED KELLY: Hey Bob.

BOB HUGES: Good Morning guys. A couple of quick questions. Ned, I was hoping you can just give us a quick progress report on the reorganization of investment and wealth management. I know you said we should not expect severance charges to be material in future quarters, but what can you tell us about the expense base, is it inflated right now by charges or by expenses that would be one-time in nature like technology expenses or have we built in an expense base that we now need to generate new, net new business, and new revenues to really show an improvement in pre-tax margins.

NED KELLY: I think Bob, it's a combination of all three of them. I think there is some inflation going on by virtue of severance. I think there has been some expansion of the expense base in order to generate new revenues. I do think there have been some technology charges that we are carefully reviewing, that we may reconsider going forward. And I know that's not a very crisp answer, but what I will say, by and large is, that the re-organization from my standpoint, by and large, is finished. We have a team in place. John Pileggi is the CEO of Investment and Wealth Management. Precisely the same people who were here with Wallace are here today. We are trying to add incrementally, if you will, to our distribution in the form of additional people. Only in a basis that makes sense economically, that is people we believe are going to generate revenues that offset the expenses. They understand that that's our objective. But we're also going to look very hard at taking out some of the expenses that are currently embedded, where they don't make sense, given what we're trying to do.

BOB HUGHES: OK. Can you tell us what your pre-tax profit margins look like, in IWM in this quarter versus last quarter.

NED KELLY: If you take out the severance expenses they were by and large flat.

BOB HUGHES: OK. And, a final question just on loan portfolio. Can you give us a sense, I recognize that there was some growth in the combined portfolio quarter to quarter. Can you tell us where you experienced that growth, number one. Secondly, M&T in the third quarter conference call indicated they had seen some shrinkage in the commercial real estate construction pipelines in your region. Could you comment on that as well too?

NED KELLY: Yeah, Terry, do you have the numbers on the portfolio? I don't think we've seen much shrinkage on that front, but I'll let Terry address this. The fact is that there's been, my view has been that there have been no outliers in that respect. I mean, commercial, C&I loans as you know its difficult because of the inclusion of F&M. There's some confounding factors. And as a core basis, you know, I

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

think I mentioned that we were essentially 1.79 percent on a link quarter basis. I think we're pretty evenly spread by and large. If you look at construction and land development loans, and take into account F&M's you know, the fact is we were up marginally on a linked quarter basis. We don't see any particular shrinkage. In my own experience in going through these loans, which, as you know, we go through every week, has been that there has been no particular pattern to them. As I said, not as robust as I would like, but they seem to be across the board.

BOB HUGHES: OK. And your impression of the integration of the Allfirst franchise to date. I mean does that yield with some relationships, for you, or how does that integration appear to be going from your perspective.

NED KELLY: As I said before, you know, I have great regard for M&T you know Bob Wilmers and his management team in particular. They're likely to be very good competitors. Has it yielded relationships for us? Yes. But I don't want to overstate that. I think the fact is from where we sit, you know, that integration seems to be going pretty well. But disruption always generates opportunity. We're doing our level best to focus on it, but I'm not confused about the strength of the competition that they will offer.

BOB HUGHES: OK, great. Thanks a lot guys.

NED KELLY: Sure.

OPERATOR: Once again the floor is open for questions. If you have a question or comment press the numbers 1 followed by 4 on your touch-tone telephones at this time. And our next question is coming from Collyn Gilbert with Ryan Beck.

NED KELLY: Collyn, how are you?

COLLYN GILBERT: Hey guys, great thanks. Most of my questions have been answered, but just a quick question on the charges, the F&M merger related charges. Can you just walk through the dollar amounts of those, what we've seen so far, and then, what, I know you said incremental perhaps in the first quarter, but just, I want a little bit more clarity on that.

NED KELLY: Terry will quickly correct me if I'm wrong, but essentially, on a pre-tax basis we've had $3.3 million in charges. And the fact is, if you look at those, essentially the bulk of that is attributable at this stage to professional services. There is some in connection with salaries and benefits, and then there's some that it's scattered across the other categories. Equipment, software, travel, memberships, marketing, those sorts of things. As I said, we expect another 3 to 5 cents in charges going for merger-related charges. As you know, in a purchase accounting regime, there are essentially three buckets, right? There are merger related charges that run through the P&L. There are the purchase price adjustments, which relate to some aspect of the transactions. And then there are the purchase accounting adjustments themselves. We're in the process of going through the purchase accounting exercise where we've asked Ernst & Young, to help us with that. I think we're about to complete that process, but with respect to the charges themselves, those items that affect the P&L, as I said, we've had 3 cents so far. We expect 3 to 5 cents in the fourth quarter and that should be about it.

TERRY TROUPE: And the bulk of those were the consulting firm that we brought in to help us in the initial planning for the merger.

NED KELLY: For the integration

TERRY TROUPE: And then the marketing firm that we brought in to deal with the customer communications.

NED KELLY: Which we felt was important given our interest in not losing customers.

COLLYN GILBERT: OK. Alright great. Thanks very much.

NED KELLY: Thank you.

OPERATOR: Thank you. Our next question is coming from Claire Percarpio with Janney Montgomery Scott. *Company: Janney, Montgomery, Scott; Ticker MGRY.OB;
URL: www.janneys.com**

NED KELLY:  Claire I wondered where you were.

CLAIRE PERCARPIO: I'm on simultaneous conference calls, but anyway, I'm here. You know, I think one of the things that we'd all love to hear Ned, if you can, and you probably can't, but, if interest rates rise, what kind of parameters do you expect on an interest margin, and can you give us any more clarity, I don't want you to box yourself in on this margin, but, you know, you expect the margins to begin to stabilize in the fourth quarter. Can you give us, be a little more quant oriented on what you mean by that. Is it still going to go down a little, and I apologize if I missed some of the comments.

NED KELLY: No, that's OK Claire. I mean, I think the fact is, that look, I can't, the reason I'm hedging, and clearly begin to stabilize is the hedge, no question about it, is because I can't predict what rates are going to do. And during the, look, the third quarter in my view is testimony to the hazard of prediction. It's, you know, reached a trough in mid-June, spiked through July and into August. Stabilized in August. And I think it's gyrated to some extent September, up and then down. That's clearly had an impact, and as you know, there is a lag associated with some of that, especially with respect to the consumer residential portfolios. The part of the hedge that I'm building in when I say it should begin to stabilize is that I don't know what rates are going to do, I don't know what impact it's going to have on the consumer and mortgage portfolio. I don't know what impact it's going to have on mortgage pre-paying. What I can tell you is that if current conditions persist, in a relatively stable way, that the margin should begin to stabilize. If rates rise, my view, for what it's worth, and we have not done the detailed analysis of this, frankly because we've been focused on trying to manage the firm, in the context of the current rate environment, given the fact that we've got structural issues that serve us very well in a rising rate environment, is that I wouldn't be surprised to see the increase of the expansion of the margin be more or less symmetrical with the decline in the margin as rates have fallen. And that would be my expectation. I don't think that there's any inherent asymmetry based on what we've either done, or in the nature of our portfolio that would affect that.

CLAIRE PERCARPIO: You know, I guess what I wanted just to ask about that is, when you first came on board, not initially, but at some point you started to say, "gee we're too asset sensitive, let me reduce this a little because rates aren't turning around like we thought". And, I know you're still asset sensitive, but are you less asset sensitive than you were because in my mind I'm thinking the margin doesn't go back to the starting point.

NED KELLY: Look, it may not go back to the starting point, because I think it's going to be a long time before rates rise 550 basis points, right? Frankly.

CLAIRE PERCARPIO:  Yeah, right, right, right.

NED KELLY: I mean, lets keep in mind what a steep, long fall this has been, right? But, I think that, are we, the thing we did to reduce asset sensitivity and maybe I've made too much of this in fact, in part because, frankly, there were not all of you, but those of you who pounded on us for being that asset sensitive. And when, as you know, I arrived, we had a balance sheet which was wonderful in the sense it had lots of demand deposits, lots of capital and laddered treasuries in our investment portfolio. That is a prescription, as you know, for complete and utter asset sensitivity, and potential precipitous declines in earnings in an interest rate environment like we found. The only things we've done to try to manage that, as you know, were by eliminating some of the term liabilities that I saw that were here when we arrived, right? Which, in fact, in some respects made it more asset sensitive, because it made our liability pricing very sticky at the high end. We got rid of those. Second thing we did was do a debt issue, which I swapped back in order to generate, you know, some liability sensitivity, which was $200 million, which I think has actually served us pretty well. And the third thing we've done is to try to reconfigure the

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

investment portfolio in such a way as not to affect duration, or credit risk, but to generate earnings beyond those that would have been associated with a simple strategy to ladder treasuries. Now I think, frankly, in the context these things, have been prudent. Have they mitigated asset sensitivity? Yes. Hard for me to quantify how much, but given the numbers involved, you can tell it's not huge, given the nature of our balance sheet, which is now $13 Billion. But one thing I'm absolutely sure of, is that, when you've got as much capital as we do, you have as much non-interest bearing deposits as we do, if rates rise, you're going to do very well.

CLAIRE PERCARPIO: Thanks.

OPERATOR: Ladies and gentlemen, I'm showing no further questions coming into the queue. Do you have any closing comments at this time?

NED KELLY: No, thank you very much. I always appreciate the exchange.

OPERATOR: Thank you ladies and gentlemen. That does conclude today's teleconference. You may disconnect your lines, and have a wonderful day.


END

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